UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

June 10, 2005

SCOLR Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3625 132nd Avenue SE

Bellevue, WA 98006

(Address of principal executive offices)

(425) 373-0171

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 10, 2005, the Board of Directors of SCOLR Pharma, Inc. (the “Company”) adopted Amended and Restated Bylaws (the “Restated Bylaws”) of the Company to supersede and replace the existing Bylaws of the Company. The Restated Bylaws include, among other things, revisions that: (i) clarify the appropriate notice and record date for stockholder meeting; (ii) clarify that vacancies on the board may filled only by the directors then in office; (iii) clarify the appropriate notice required for a board meeting; (iv) clarify the amount of time required for a stockholder’s nomination for the board of directors; (v) clarify the scope of and procedures for indemnification of the Company’s officers and directors; and (vi) remove unnecessary references regarding loans to directors. This description of the Restated Bylaws is qualified in its entirety by reference to the Restated Bylaws filed herewith as Exhibit 99.1.

Item 8.01 Other Events.

On June 14, 2005, the Company issued a press release to update three of the development-stage products that feature its patented Controlled Delivery Technology, including:

•	The Company reported encouraging preliminary results from the pilot bioavailability testing of its amino acid CDT-based raloxifene HCl tablets.

•	The Company also reported that recent clinical testing of its CDT-based extended release ibuprofen product has provided valuable data for further formulation refinement which will be required to assure that this product meets intended performance standards. The Company said that it now intends to submit an application to the Food and Drug Administration for extended release ibuprofen in mid-2006, a delay of approximately nine months from its previously announced expectations.

•	The Company further announced successful completion of clinical trials for its CDT-based 12 hour pseudoephedrine HCl tablet.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Amended and Restated Bylaws of SCOLR Pharma, Inc.

99.2	Press Release of SCOLR Pharma dated June 14, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.

Dated: June 14, 2005	By:	/s/ ALAN M. MITCHEL
Alan M. Mitchel Senior Vice President of Business & Legal Affairs, Chief Legal Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Amended and Restated Bylaws of SCOLR Pharma, Inc.

99.2	Press Release of SCOLR Pharma dated June 14, 2005